EXHIBIT 23.2

                CONSENT OF INDEPENDENT REGISTERED
                     PUBLIC ACCOUNTING FIRM



Board of Directors
Florida Rock Industries, Inc.


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement of Florida Rock Industries, Inc. on Form S-8 of our reports dated June 28, 2005, with respect to the statements of net assets available for benefits of The Arundel Corporation Profit Sharing and Savings Plan and Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings Plan as of December 31, 2004, and the related statements of changes in net assets available for benefits for
the   year  then  ended,  and  all  related  financial  statement schedules, which reports appear in the December 31, 2004, Form 11-K of The Arundel Corporation Profit Sharing and Savings Plan and
Florida   Rock  Industries,  Inc.  Profit  Sharing  and  Deferred
Earnings Plan.



/s/ KPMG LLP

Jacksonville, Florida
August 3, 2005